Exhibit 10.1

RENASANT CORPORATION

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made effective as of February 11, 2009, between Renasant Corporation and each of its subsidiaries and affiliates (collectively, the “Company”) and Larry R. Mathews (“Executive”).

1. Separation from Employment: Effective as of February 11, 2009, Executive hereby voluntarily resigns his employment with the Company (his “Separation Date”).

2. Final Wages: The Company shall pay to Executive any base compensation accrued but unpaid as of his Separation Date as soon as practicable thereafter.

3. Mutual Obligations: Provided that Executive executes a General Waiver and Release in the from and at the time prescribed under paragraph 4 hereof and such release becomes irrevocable in accordance with its terms:

a.	Executive acknowledges that on account of his voluntary resignation hereunder, the Company’s obligations under that certain Employment Agreement by and between Executive and the Company dated July 14, 2004 (his “Employment Agreement”), are extinguished, in their entirety, without the payment of compensation or benefits, and that he is not otherwise entitled to severance or similar amounts under any separate plan, policy or program maintained by the Company.

b.	The Company acknowledges that on account of Executive’s voluntary resignation hereunder, Executive’s obligations under his Employment Agreement are extinguished, in their entirety, except as set forth herein.

4. Severance Amount: Provided that Executive executes a General Wavier and Release in the form attached hereto as Exhibit A during the 21 days following his Separation Date and such General Waiver and Release becomes irrevocable in accordance with its terms, the Company shall pay or provide to Executive:

a.	His base compensation at the periodic rate in effect as of his Separation Date, to be paid as of each of the Company’s regularly scheduled pay dates during the period commencing as of his Separation Date and ending as of December 31, 2009; provided that the initial payment thereof shall be no earlier than the date on which Executive’s General Waiver and Release is irrevocable in accordance with its terms;

b.	A monthly amount equal to the dues payable with respect to Executive’s membership in the Greystone Golf and Country Club, such amount to be paid during the period specified in subparagraph a hereof; and

c.	Title to that certain 2006 Toyota Avalon currently in his possession, to be transferred as of the date on which Executive’s Waiver and Release shall become irrevocable.

Notwithstanding the foregoing, if during the Restricted Period, Executive is employed in, or engages in, the Business in the Territory, any payments required under subparagraphs a and b hereof shall cease. Executive agrees that he shall promptly inform the Company of any such employment and that he shall reimburse to the Company the amount of any payment made hereunder with respect to the period after such employment commences. For this purpose, the term “Restricted Period” means the period commencing on Executive’s Separation Date and ending as of December 31, 2009; “Business” means commercial banking or the lending of money, to the extent actively engaged in by the Alabama division of the Company during the Restricted Period; “Territory” means the counties of Jefferson, Madison, Morgan, and Shelby, Alabama.

5. Equity Compensation: Executive acknowledges that restricted stock awarded to him under the Company’s 2001 Long-Term Incentive Plan (the “LTIP”) with respect to services to be performed during the Company’s 2009 fiscal year, shall be forfeited and cancelled as of his Separation Date.

Any stock options granted to Executive under the LTIP that are vested and remain unexercised as of his Separation Date shall remain exercisable during the 60-day period following his Separation Date in accordance with their terms. Executive acknowledges that options not vested as of his Separation Date, if any, shall be cancelled and forfeited to the Company as of such date. Options otherwise exercisable hereunder that remain unexercised at the conclusion of such 60-day period shall be cancelled and forfeited to the Company at the conclusion of such period.

6. Other Benefits and Compensation: Except as may be expressly provided herein, this Agreement is not intended to affect, increase or restrict Executive’s benefits, rights and coverages under the separate employee benefit plans, policies and programs generally maintained by the Company for the benefit of its employees or officers in which Executive participated as of his Separation Date, including any contribution that may be due to Executive under the terms of the Company’s tax-qualified retirement plan with respect to Executive’s compensation paid or accrued during the Company’s 2008 fiscal year; provided that Executive acknowledges that he is not entitled to a bonus under the Company’s Annual Incentive Plan for services that he performed in 2008, that he will not be entitled to a bonus under such plan with respect to any services that he has performed during 2009, and that any amount paid pursuant to paragraph 3 hereof shall not be taken into account for purposes of any contribution to any such plan or be eligible for deferral thereunder.

7. Executive’s Covenants: During the Restricted Period, Executive shall not, directly or indirectly, knowingly:

a.	Solicit or contact for business purposes any existing customer of the Company, or solicit or contact for business purposes any prospective customer of the Company, in either case for the purpose of competing with the Business;

b.	Induce, or attempt to induce, any employee, agent or consultant of the Company to violate any covenant to which Executive is otherwise bound hereunder;

c.	Interfere with any existing agreements or other arrangements to which the Company is a party, or interfere with any proposed agreement or arrangement to which the Company may be a party; or

d.	Induce, or attempt to induce, solicit, offer or aid others to offer employment or engagement as a consultant or agent to any one who is a full-time employee, agent or consultant of the Company as of his Separation Date.

In addition, during the Restricted Period and at all times thereafter, Executive shall not disclose to any person, except as may be required by law, any non-public information concerning the business, clients or affairs of the Company for any reason or purpose whatsoever. Executive shall further not make any use of such non-public information for his own purpose or for the benefit of anyone else, except the Company.

8. Return of Property: Except as provided herein, Executive shall promptly return to the Company all of the property of the Company, including, without limitation, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any confidential information that is in the possession or under the control of Employee.

9. Nondisparagement: As a material inducement to the Company to enter into this Agreement, Executive agrees that he will not:

a.	Publicly criticize or disparage the Company, or privately criticize or disparage the Company, in any manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company in any community in which the Company is engaged in business; or

b.	Damage the property of the Company or otherwise engage in any misconduct which is injurious to the business or reputation of the Company.

Notwithstanding the foregoing, Executive shall not be deemed in breach of the covenants contained herein solely by reason of testimony compelled by process of law.

Likewise, the Company agrees that it will not publicly or privately criticize or disparage Executive in a manner intended or reasonably calculated to result in embarrassment to, or injury to the reputation of, Executive in the community, except that the Company shall report Executive’s separation on Form 8-K and as otherwise may be required under applicable law.

10. No Participation in Claims: Executive waives any right to in any way voluntarily assist any individual or entity in commencing or prosecuting any action or proceeding including, but not limited to, any administrative claims, charges or complaints and/or any lawsuit against the Company, or to in any way voluntarily participate or cooperate in any such action or proceeding, except to the extent such waiver may be prohibited by law or as to an employment discrimination claim prosecuted by another employee or administrative body.

11. Representations: By execution of this Agreement, Executive represents that no claim, charge, complaint or action by Executive against the Company exists in any forum or form. In the event any such claim, charge, complaint or action has been filed, Executive shall not be entitled to recover any monies or other relief therefrom.

12. Tax Withholding: The Company may withhold from any amount payable hereunder all Federal, state, city or other income or employment taxes that may be required by law to be withheld.

13. Separate Advice: Executive acknowledges that neither the Company nor its directors, officers or employees has provided him with advice about the terms and conditions of this Agreement, including the taxation of payments hereunder, and that neither the Company nor its directors, officers or employees has any obligation to do so. Executive acknowledges that he has been advised to consult his own counsel prior to the execution of this Agreement and he represents that he has done so. As a result, Executive agrees that he shall hold the Company, including its directors, officers and employees, harmless from any liability, including any income or excise tax liability or liability for interest, arising from the payment of any amount or the transfer of any property hereunder.

14. Indemnification. The Company shall indemnify Executive with respect to his actions or inactions taken in his capacity as an officer of the Company, to the fullest extent provided under the Company’s organizational documents and practices in effect as of his Separation Date and in accordance with the indemnification available to similarly situated officers of the Company as of such date.

15. General Provisions:

a.	If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

b.	Titles and headings used herein are solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

c.	This Agreement shall be construed and enforced in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state.

d.	No term or condition herein shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel.

e.	This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

f.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, whether written or oral, with respect thereto.

16. No Admission of Wrongdoing: Executive and the Company agree that neither this Agreement, Exhibit A hereto, nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by the Company or Executive, as the case may be, of any liability or unlawful conduct of any kind.

THIS SEPARATION AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Separation Date designated above.

RENASANT CORPORATION		EXECUTIVE

By:	/s/ E. Robinson McGraw	By:	/s/ Larry R. Mathews
	E. Robinson McGraw		Larry R. Mathews
	Its: Chief Executive Officer	Date: February 11, 2009
Date: February 11, 2009

Separation Date: February 11, 2009

EXHIBIT A

GENERAL WAIVER AND RELEASE

This General Waiver and Release (the “Release”) is made in exchange for the consideration offered under Paragraph 4 of the Separation Agreement entered into between me and Renasant Corporation and each of its subsidiaries and affiliates (collectively, the “Employer”), dated as of the date of my voluntary resignation, effective as of February 11, 2009 (the “Agreement”) (the “Severance Amount”), the sufficiency of which I hereby acknowledge.

1. General Terms and Conditions. I understand that signing this Release is an important legal act. I acknowledge that I have been advised by the Company to consult an attorney before signing this Release and that I have done so or I have determined that such consultation is not necessary. I understand that I have 21 calendar days after my Separation Date to consider whether to sign this Release, without alteration, and return it to the Company by first class mail or by hand delivery, and that if I execute and return this Release before the expiration of the 21-day period, I will be deemed to have waived the balance of the period.

2. Release. In return for the Severance Amount, I release my Employer, including its parents, subsidiaries, affiliates, related companies or entities, employee benefit plans and the directors, officers, employees, agents, administrators and other persons acting on behalf of each of them, together with their predecessors, successors and assignees (collectively referred to as the “Released Parties”) from all liabilities, demands, claims, actions, causes of action, and suits of whatsoever nature that I have or may have against the Released Parties arising from or in any way related to my employment with my Company and the termination thereof, whether known or unknown to me, or suspected or unsuspected, or that I have or may have individually or as a member of any class. I also release the Released Parties from any and all liabilities, demands, claims or suits that I may have against any of the Released Parties arising from any act occurring prior to the execution of this Waiver and Release, whether known or unknown to me, or suspected or unsuspected, or that I have or may have individually or as a member of any class.

3. Further Limitations. Notwithstanding paragraph 2 hereof, this Release does not release any claim that I may have (a) for continuation of health care coverage under COBRA, (b) for benefits arising from any retirement or welfare plan in which I was a participant during my employment, (c) for any rights arising under this General Waiver and Release or the Agreement, and (d) for any settlement or recovery in my capacity as a shareholder of the Company.

Without limiting the generality of paragraph 2 hereof, it is expressly acknowledged that this Release does apply to and does release any claim that I may have for discrimination or retaliation under any state workers’ compensation act or other state law prohibiting discrimination or retaliatory discharge, the Age Discrimination in Employment Act, and/or the Older Workers’ Benefit Protection Act, and/or any other claim that I might assert for unlawful discharge or discrimination for exercising any right under any benefit plan of the Employer.

4. General Provisions.

a. Should any of the provisions set forth in this Waiver be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions thereof.

b. I acknowledge that this Release and the Agreement set forth the entire understanding and agreement between me and the Company concerning the subject matter thereof and that they supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company. I further acknowledge that no person has the authority to vary the terms of this release, except an authorized officer of the Company by means of a written amendment hereto.

c. I acknowledge that I have read this Release, have had an opportunity to ask questions and have it explained to me, and that I understand that this Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date hereof.

d. I further agree that in the event of my material breach of this Release, in addition to any other legal or equitable remedy, the Company shall be entitled to recover any payments made to me under the Agreement, subject to any restrictions on such recovery or relief as may be imposed under applicable law or as may be required to ensure that this Release is and remains valid and enforceable.

e. I understand that for a period of seven calendar days following the execution of this Release, I may revoke it by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Release will not become effective. In such event, the Company shall have no obligation to provide me the consideration offered under Paragraph 4 of the Agreement and the Agreement shall be null and void and of no effect. Upon the expiration of such seven-day period, I understand that this Release shall be permanent and irrevocable.

f. I agree that absent the execution of this Release, I am not otherwise due the Severance Amount from the Company for services that I have performed or under any contractual agreement with the Company or in accordance with any severance pay plan or arrangement maintained by the Company.

/s/ Larry R. Mathews
Larry R. Mathews

Date: February 11, 2009

2

GENERAL WAIVER AND RELEASE

This General Waiver and Release (the “Release”) is made in exchange for the non-competition and non-solicitation covenants and the other consideration (“Executive’s Covenants”) offered under that certain Separation Agreement between Renasant Corporation and each of its subsidiaries and affiliates (collectively, the “Employer”) and Larry R. Mathews (“Executive”) effective as of February 11, 2009, the sufficiency of which is hereby acknowledged.

1. Release. In return for the Executive’s Covenants, Employer hereby releases Executive from all liabilities, demands, claims, actions, causes of action, and suits of whatsoever nature that it has or may have against Executive, whether known or unknown, or suspected or unsuspected, arising from or in any way related to his employment with Employer and the termination thereof or any other act occurring prior to the execution of this Waiver and Release; provided, however, that this Release does not release Executive from any liabilities, demands, claims, actions, causes of action, and suits that Employer has or may have against Executive arising out of (a) any illegal or unlawful action or failure to act by Executive, (b) any action that resulted in Executive receiving a financial benefit to which he was not entitled, or (c) any action, or failure to act, by Executive to the extent that Executive would not be entitled to indemnification with respect to such action or failure to act under the Bylaws, as amended, of Renasant Corporation because Executive has not met the Standard of Conduct set forth in Section 2 of Article IX of such Bylaws.

2. General Provisions.

a. Should any of the provisions set forth in this Waiver be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions thereof.

b. Employer acknowledges that this Release sets forth the entire understanding and agreement between Employer and Executive concerning the subject matter hereof and that it supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between Employer and Executive. Employer further acknowledge that no person has the authority to vary the terms of this release, except by means of a written amendment hereto executed by Employer and Executive.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
E. Robinson McGraw, President and Chief
Executive Officer

Date: February 11, 2009